Exhibit 10.2

AMENDED AND RESTATED RESEARCH FUNDING AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the "Agreement”) effective as of May 22, 2023, by and between Stanislaw R. Burzynski, M.D. Ph.D (hereinafter "SRB") with offices at 9432 Katy Freeway, Suite 200, Houston, Texas 77055 and Burzynski Research Institute, Inc. (the "Company"), a Delaware corporation with offices located at 9432 Katy Freeway, Suite 200, Houston, Texas 77055:

W I T N E S S E T H :

WHEREAS SRB owns all right, title and interest to certain patents and patent applications directed to, among other things, methods of using antineoplastons in the treatment of cancer (“Patent Rights”); and

WHEREAS SRB has granted BRI an exclusive license under the Patent Rights pursuant to a License Agreement dated May 22, 2023 (the “License Agreement”) to make, have made, use, sell, offer for sale, and distribute or otherwise exploit, antineoplastons for the treatment of cancer in the United States and Canada; and

WHEREAS none of these antineoplastons formulations are currently approved for interstate marketing by the U.S. Food and Drug Administration, ("FDA"); and

WHEREAS it is mutually advantageous that basic science research continue to develop, refine and improve antineoplastons; and

WHEREAS BRI is willing to undertake such research but does not currently have sufficient funds to conduct the research; and

WHEREAS SRB is willing to fund such research until a permanent source of financing is obtained.

NOW THEREFORE the parties agree as follows:

1.             BRI to Undertake Research:

BRI agrees to undertake all scientific research (including clinical trials) in connection with the development of (i) new or improved antineoplastons for the treatment of cancer and other diseases, and (ii) methods of treatment for cancer using antineoplastons. BRI will hire and supervise such personnel as is required to fulfill its obligations under this agreement to conduct the research (including clinical trials).

2.             SRB to Fund Research:

a.             Funding Commitment:

(i)        Basic Research costs:

SRB agrees to fund in its entirety all basic research which BRI undertakes in connection with the development of other antineoplastons or refinements to existing antineoplastons for the treatment of cancer and other diseases.

(ii)        FDA related costs:

As FDA approval of antineoplastons will benefit both parties, SRB agrees to pay the expenses for the clinical trials department of BRI.

(iii)      Research and lab space SRB agrees to provide BRI such laboratory and research space as BRI needs at the Trinity Drive facility in Stafford, Texas, and such office space as is necessary in the Trinity Drive facility and at his medical facility, at no charge to BRI.

(iv)      SRB may fulfill his obligations in part by providing such administrative staff as is necessary for BRI to manage its business, at no cost to BRI.

b.             Budget and payment of expenses:

SRB agrees to pay the monthly and annual budget of expenses for the operation of BRI as mutually agreed between the parties, together with such other unanticipated but necessary expenses which BRI incurs. Payments from SRB to BRI of the monthly budget shall be made in two equal installments on the first and fifteenth of each month.

3.             Ownership of Future Patents:

In the event the research described herein results in the approval of any additional patents, SRB shall own all such patents, but shall license to BRI the patents based on the same terms, conditions and limitations as is in the License Agreement.

4.             SRB's Use of BRI Equipment:

SRB shall have unlimited and free access to all equipment which BRI owns or controls, so long as such use is not in conflict with BRI's use of such equipment, including without limitation all equipment used in the manufacturing of antineoplastons used in the clinical trials.

5.             Reductions of Payments and Setoffs:

The amounts which SRB is obligated to pay under this Agreement shall be reduced dollar for dollar by:

a.             Any income which BRI receives for services provided to other companies for research and/or development of other products, less such identifiable marginal or additional expenses necessary to produce such income (such as the purchase of chemicals, products or equipment solely necessary to engage in such other research and development activity).

b.             the net proceeds of any stock offering or private placement which BRI receives during the term of this Agreement, up to a maximum of $1,000,000 in a given BRI fiscal year.

6.             Term of Agreement:

The initial term of this Agreement shall be one year. This Agreement shall be automatically renewed for successive one-year terms, unless one party notifies the other party at least thirty days prior to the expiration of such term.

7.             Automatic Termination:

This Agreement shall automatically terminate in the event that SRB owns less than fifty percent of the outstanding shares of BRI, or is removed as President and or Chairman of the Board of BRI, unless SRB notifies BRI in writing of his intention to continue this Agreement notwithstanding this automatic termination provision.

8.             Termination of Prior Agreement:

This Agreement is intended to supersede, amend and restate the Research Funding Agreement between the parties dated March 1, 1997, as amended.

IN WITNESS WHEREOF the parties have executed this Agreement.

EXECUTED this 22nd day of May 2023.

/s/ Stanislaw R. Burzynski
Stanislaw R. Burzynski

BURZYNSKI RESEARCH INSTITUTE, INC

By:	/s/ Stanislaw R. Burzynski
Stanislaw R. Burzynski, President

- 3 -